Exhibit 99.1
REMARKS BY
LOUIS C. CAMILLERI
CHAIRMAN and CHIEF EXECUTIVE OFFICER
ALTRIA GROUP, INC.
CONFERENCE CALL
AUGUST 29, 2007
NEW YORK

Nick Rolli:
Good afternoon and thank you for joining us.
As you know, the Altria board made an announcement earlier today, and if you need a copy, the news release is available on our website at www.altria.com.
Let me remind you that today’s remarks contain forward looking statements and projections of future results, and I direct your attention to the safe harbor statement at the end of today’s news release for a review of the various factors that could cause actual results to differ materially from projections.
It is now my pleasure to introduce Louis Camilleri, Altria’s Chairman and Chief Executive Officer.

Louis Camilleri
Thank you, Nick, and good afternoon everyone.
You are all no doubt familiar with the announcement we issued this morning regarding our dividend increase of 8.7% to an annualized level of $3.00 per share and, most importantly, with regard to the Board’s intent to pursue the spin-off of Philip Morris International Inc. (PMI). The Board will finalize its decision, including the precise timing of the distribution, on January 30, 2008.
This announcement underscores our sustained and determined commitment to reward shareholders and rests on what I firmly believe to be a very compelling rationale to enhance growth and create enduring long-term value.
In recent years we have taken numerous steps to restructure the company to better equip its component parts to effectively and successfully grow their respective operations and to enhance shareholder value in today’s complex and fast-changing economic, regulatory and competitive environment. These strategic actions have included the merger of Miller with South African Breweries to create SABMiller, the strategic decision to exit the leasing business and wind down Philip Morris Capital Corporation in an orderly manner and, of course, the spin-off of Kraft earlier this year.

These actions, coupled with the very favourable improvement in the litigation environment facing the domestic tobacco industry, have resulted in an increase in Altria’s market capitalization, including Kraft, of some $92 billion over the last three years corresponding to a total shareholder return of 115%, triple the S&P 500 return of 38%.
Today we stand at the threshold of another value-enhancing strategic decision. While the spin-off of PMI was announced as a distinct possibility back in November 2004 and thus this morning’s announcement was widely anticipated, it is the result of much deliberation, extensive evaluation and analysis on what would be best for Altria and its shareholders going forward.
We had the luxury of considering several options to create long-term value enhanced by a balance sheet that by all measures can only be characterized as pristine. It is my firm conviction that a spin-off of PMI is undoubtedly the best course to follow to meet our long-term growth and shareholder value ambitions.
Indeed, such an action will create two powerful companies with significant scale, industry leading positions, strong management teams, financial wherewithal, strong cash flows and a wide array of opportunities to increase their respective growth profiles.

Furthermore, the transaction will generate numerous benefits, including:
•	An improved focus on the different market dynamics, competitive frameworks, challenges and opportunities that each company faces;

•	A more optimal and efficient capital allocation to enhance shareholder value coupled with greater financial flexibility resulting from an increase in the combined debt capacity of both entities;

•	Greater transparency leading to the elimination of the sum-of-the-parts discount that still exists today. As you all know, history suggests that Altria has always traded essentially as if it were solely a U.S. tobacco company;

•	A significant reduction in corporate overheads of at least $250 million, including the closure of Altria’s corporate headquarters in New York;

•	the creation of a potential acquisition currency in the form of equity that neither PMI nor Philip Morris USA (PM USA) has at its disposal today; and, of course,

•	A tighter alignment of long-term compensation and rewards with the performance of each entity.

I am aware that our shareholders, while pleased with the successful management of our challenges in the recent past, expect us to more fully exploit the opportunities ahead. I am convinced that this transaction will help us achieve just that by bringing enhanced focus to bear on those opportunities while grasping the potential offered by our formidable competitive strengths and capacity to innovate.
While our shareholders support a PMI spin-off and fully understand its benefits, some observers have expressed certain reservations and raised legitimate questions regarding such a course of action versus the obvious alternative of embarking on a substantial share repurchase programme while retaining the current corporate structure. The issues that have been raised include:
•	The decoupling of the Marlboro trademark;

•	The potential creation of new competitors;

•	The changing competitive framework resulting from recent further industry consolidation;

•	The potential loss of synergies with a particular focus on R&D; and

•	The recent convergence of valuations between domestic and international tobacco companies.

Let me attempt to address each one in turn.
With regard to Marlboro, arguably the world’s most valuable trademark, it is my firm belief that the brand will not suffer in any manner whatsoever by virtue of it being managed and owned separately. This belief rests on several important considerations:
•	It is managed separately today and has been for many years, and its vibrancy remains intact;

•	Marlboro has and continues to evolve its offerings differently here and internationally to meet and anticipate diverse consumer preferences, while retaining its core and timeless brand equity;

•	Numerous brands within our own industry, while not directly comparable to Marlboro, do well despite separate ownership. Think of our own L&M, the world’s third largest brand, or Camel.
Given the inherent cigarette market dynamics in the U.S., some have expressed concern that PM USA would naturally seek to expand beyond its borders either organically or via acquisition and would thus compete with PMI. While one could certainly postulate such a scenario, I view it as being largely theoretical as PM USA has no international presence, infrastructure, trademarks, or intellectual property that today would enable it to enter the highly competitive international marketplace in a viable manner.

It would have no synergies to offer and it would have to do so in a manner that would not infringe on PMI’s rights.
A significant part of Altria’s and Philip Morris’ DNA is a sharp focus on financial discipline, economic returns and shareholder value creation. Having determined that a separation leading to greater focus by both companies on their respective opportunities will enhance growth, it is difficult for me to conceive today of circumstances under which we would reverse course in the future. It just doesn’t make sense from either an industrial, commercial or shareholder value perspective.
Some have questioned the separation strategy on the grounds that it appears to run counter to the recent round of further industry consolidation. While I question the presumption that size automatically equates to strength, the important point to remember is that both companies are the strongest players in their respective territories with leading infrastructures and outstanding brand portfolios. PMI in its own right will be the world’s most profitable publicly traded tobacco company, and Altria and its principal subsidiary, PM USA, will be the world’s third most profitable and significantly ahead of its direct competitors here in the U.S. It is hard to imagine how either company could be viewed as being at a competitive strategic or financial disadvantage.
Both PM USA and PMI are managed separately today, and we have always diligently respected this corporate separateness. Accordingly, the synergies that exist today are relatively limited and, frankly, immaterial with the possible exception of the value derived from their joint funding of R&D.

Indeed, we recently announced plans to optimize our worldwide manufacturing infrastructure that will yield savings of some $335 million by 2011.
With regard to R&D, both companies will enter into an Intellectual Property Agreement that I believe will provide each one of them ample safeguards with regard to their respective past, present and future intellectual property rights with a specific emphasis on those that relate to products that have the potential to reduce risk and harm.
Finally, some have argued that the significant valuation discount that has traditionally been ascribed to domestic tobacco companies versus their international peers has narrowed substantially in the recent past. While this is true, there nevertheless remains a sum-of-the-parts discrepancy today that will hopefully disappear once the spin-off is completed. Furthermore, and very importantly, the course we are adopting is less about value today, but very much more about enhancing growth and value tomorrow and for decades to come.
I trust that you now have a better understanding of the strategic rationale behind this morning’s announcement.
Ultimately, I take great comfort in the fact that:
•	I have yet to hear a compelling argument to keep the status quo, and

•	There is no action that I can possibly think of that Altria can take to enhance long-term shareholder value under the current structure that the two entities cannot do separately going forward.
Let me now turn to the implications of this morning’s announcement and provide some further insights to the extent possible.
In addition to the Board’s final determination in January 2008, the spin-off of PMI will be subject to the receipt of a favourable ruling from the Internal Revenue Service, the receipt of an opinion of tax counsel, the effectiveness of a registration statement, or Form 10, with the Securities and Exchange Commission, as well as the execution of several intercompany agreements and the finalization of other matters.
We intend to file an IRS ruling request and a draft Form 10 with the SEC in the next few weeks. The Form 10 will provide further details and insights into PMI’s strategies, growth potential and financial strength.
I anticipate that neither PMI’s nor PM USA’s well-established strategies for growth will change in any fundamental manner. I do believe, however, that this transaction will by its very nature and enhanced focus generate a greater sense of urgency across both organizations and an acceleration in the pace of innovation and speed to market. Indeed, PM USA is already sowing additional seeds in furtherance of its adjacency strategy with last week’s announcement of Marlboro’s entry in the growing and lucrative moist snuff category and there is more to come.

A hallmark of both companies will be their capability to generate strong cash flows. Indeed, in 2006, PMI generated operating cash flow of $6.2 billion, while remaining Altria (excluding Kraft) generated $3.7 billion and both will enjoy very strong balance sheets.
While each Board will ultimately decide the future capital structure and financial policies of their respective companies in line with their organic growth and acquisition opportunities, I would anticipate that:
•	Each company will adopt financial policies that are consistent with investment grade ratings. Today’s credit rating agency announcements are very positive in this regard.

•	We intend to tender for Altria’s public debt totaling some $4 billion prior to the distribution date and to refinance this debt,

•	The initial dividend paid by both entities will, when combined, be at least equal to that paid by Altria at the new quarterly rate of $0.75 per share.

Going forward, I would anticipate that Altria and PMI would have net earnings payout ratio targets of around 75% and 65%, respectively.

•	Both companies will have the flexibility and capacity to further enhance shareholder value through share repurchases. I would anticipate that such repurchases will be based on an optimal and prudent balance between the anticipated financial needs of each company to generate growth and reward shareholders in a generous manner. The precise magnitude and timing of the initial programmes for each company will be determined and announced at the appropriate time and, of course, will be in accordance with the tax law applicable to tax-free spins.
Turning to Board composition and management:
We anticipate that the current independent Altria board members will be essentially split evenly and form the initial core of both Boards. It is our intention to identify and select additional Board members over the coming months to complement this initial core.
In terms of management, it is the Board’s intention to appoint Mike Szymanczyk as Chairman and CEO of Altria, and me to the same positions at PMI.
Many of you know Mike personally. I have known Mike and worked closely with him for more than 12 years. I have the highest regard for his immense business acumen, intellect, courage and leadership qualities. Indeed, I have no doubt that he will flourish in this job and lead Altria to ever greater heights.

Further announcements regarding the senior leadership teams at both Altria and PMI will be made at the appropriate time. I am delighted, however, to inform you that André Calantzopoulos, the current CEO of PMI, has enthusiastically agreed to serve as President and COO of PMI. We have a deep pool of managerial talent, and I am confident that both senior leadership teams will be exceedingly strong.
The forthcoming months will be an extremely busy period for us at the Altria family of companies as we prepare for a new chapter in our stellar history. We are all deeply excited by the prospects and new horizons that this transaction will provide.
It will also be an emotional period as we prepare for the closure of Altria’s New York headquarters, and I would like to take this opportunity to salute our corporate employees who have shown immense loyalty and determination in difficult and challenging circumstances and without whom we would not be able to pursue this transaction in a seamless manner.
Finally, as was the case at the time of the Kraft spin-off announcement, I cannot guarantee that this transaction will not be challenged when the Board makes its final determination. However, I am very confident that any such challenge would have no merit and that we would prevail.
That concludes my prepared remarks, and I will now be delighted to field your questions.
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